Exhibit 99.1

For Release
July 30, 2014
1:05 p.m. PDT

Contacts:
Ed Pierce
Chief Financial Officer
(818) 878-7900

On Assignment Reports Results for Second Quarter of 2014
Adjusted EPS & Adjusted EBITDA above Previously Announced Estimates
Board Approves $100 million Share Repurchase Program

CALABASAS, Calif., July 30, 2014 -- On Assignment, Inc. (NYSE: ASGN), a leading global provider of diversified professional staffing solutions, today reported results for the quarter ended June 30, 2014.

Second Quarter Highlights

•
Revenues were $468.6 million, up 14.9 percent year-over-year and 8.6 percent on a pro forma basis (pro forma assumes the acquisitions of Whitaker Medical, LLC and CyberCoders Holdings, Inc. in December 2013 occurred at the beginning of 2013).

•	Adjusted income from continuing operations (a non-GAAP measure defined below) was $30.6 million ($0.56 per diluted share).

•
Income from continuing operations was $20.7 million ($0.38 per diluted share). Income from continuing operations included $2.1 million ($1.3 million net of income taxes, or $0.02 per diluted share) in acquisition, integration and strategic planning expenses, which were not included in our previously announced estimates.

•	Adjusted EBITDA (a non-GAAP measure defined below) was $54.4 million.

•	Leverage ratio (total indebtedness to trailing twelve months Adjusted EBITDA) was 1.98 to 1 at June 30, 2014, down from 2.2 to 1 at December 31, 2013.

•	Board of Directors authorized a $100 million share repurchase program.

Commenting on the results, Peter Dameris, President and Chief Executive Officer of On Assignment, Inc., said, “Overall our operating performance in the second quarter was solid as we grew faster than the market and we exceeded our earnings and Adjusted EBITDA estimates. Our gross and Adjusted EBITDA margins expanded year-over-year on a pro forma basis, as our mix of direct hire revenues increased and our contract margins expanded in each of our business segments.

While we are pleased with our overall performance for the quarter, our revenues were slightly below our estimates. These estimates had assumed higher growth in the number of contract professionals on billing at our Oxford IT division and that Oxford would hit an inflection point during the quarter where the number of contractors on billing would exceed the high-water mark of 1,875 set in the second quarter of 2013. While Oxford did hit this inflection point, it occurred much later in the quarter than expected. Revenue growth at Apex was also slightly lower than expected as a result of lower growth from large accounts, which we believe relates to the normal ebb and flow of these accounts.

Looking forward based on current operating trends, we expect above market revenue growth for the remainder of the year. We also expect that our earnings and Adjusted EBITDA for the full year will be within our previously announced estimates and that our revenues for the full year will be slightly below our previously announced estimates.”

Second Quarter 2014 Financial Results

Revenues for the quarter were $468.6 million, up 14.9 percent year-over-year (8.6 percent on a pro forma basis, which assumes the acquisitions of Whitaker Medical and CyberCoders, had occurred at the beginning of 2013). Our largest segment Apex, which accounts for approximately 64 percent of total revenues, grew 13.5 percent year-over-year and accounted for approximately 96 percent of the pro forma revenue growth in the quarter.

Gross profit was $152.7 million, up 25.9 percent year-over-year (10.7 percent on a pro forma basis). This improvement was primarily due to growth in revenues (which included the results of the businesses acquired in December 2013) and expansion in gross margin. Gross margin for the quarter was 32.6 percent, up from 29.7 percent in the second quarter of 2013 and up from 31.3 percent in the first quarter of 2014. The year-over-year expansion in gross margin was mainly attributable to a higher mix of permanent placement revenues (4.9 percent of revenues for the quarter compared with 1.5 percent in the second quarter of 2013) and higher contract margins. The higher mix of permanent placement revenues in the quarter was attributable to the inclusion of CyberCoders, which accounted for $16.0 million of the $22.7 million in permanent placement revenues.

Selling, general and administrative (“SG&A”) expenses were $107.9 million (23.0 percent of revenues), up from $84.3 million (20.7 percent of revenues) in the second quarter of 2013 ($96.6 million, or 22.4 percent of revenues all on a pro forma basis). SG&A expenses for the quarter included acquisition, integration and strategic planning expenses of $2.1 million, most of which related to accrued severance for management personnel terminated in connection with the Company’s realignment and consolidation initiatives. The increase in our reported SG&A expense margin was due to the inclusion of CyberCoders, which has higher gross and expense margins than our other business units.

Amortization of intangible assets was $6.2 million, compared with $5.3 million in the second quarter of 2013. The increase related to amortization from the businesses acquired in December 2013.

Interest expense for the quarter was $3.1 million compared with $4.1 million in the second quarter of 2013. Interest expense for the quarter was comprised of interest on the credit facility of $2.8 million and amortization of capitalized loan costs of $0.3 million. The leverage ratio (total indebtedness to trailing twelve months Adjusted EBITDA) at June 30, 2014 was 1.98 to 1, down from 2.2 to 1 at December 31, 2013.

The effective income tax rate for the quarter was 41.8 percent, a slight increase from the 41.6 percent for the full year 2013.

Adjusted EBITDA (earnings before interest, taxes, depreciation, and amortization of intangible assets plus equity-based compensation expense, impairment charges, acquisition, integration and strategic planning expenses), was $54.4 million, up from $43.1 million for the second quarter of 2013. Adjusted income from continuing operations was $30.6 million ($0.56 per diluted share). Income from continuing operations (which includes acquisition, integration and strategic planning expenses of $2.1 million, or $1.3 million net of income taxes) was $20.7 million ($0.38 per diluted share) compared with $7.2 million ($0.13 per diluted share) for the second quarter of 2013.

Net income, which is comprised of (i) income from continuing operations of $20.7 million and (ii) income from discontinued operations of $0.1 million, totaled $20.8 million ($0.38 per diluted share) compared with $7.3 million ($0.14 per diluted share) in the second quarter of 2013. Net income for 2013 included a $9.2 million after-tax charge related to the write-off of capitalized loan costs following the debt refinancing in May 2013.

Share Repurchase Program

On July 21, 2014, the Board of Directors of the Company approved a program authorizing the Company to repurchase up to $100 million of the Company’s common stock. The share repurchase program will be operated in accordance with the Securities and Exchange Commission’s safe harbor requirements, and the authorization is in effect beginning on August 4, 2014 and continues for two years thereafter.

Financial Estimates for Q3 2014

On Assignment is providing financial estimates for continuing operations for the third quarter of 2014. These estimates do not include acquisition, integration, or strategic planning expenses and assume no deterioration in the staffing markets that On Assignment serves.

•	Revenues of $479.0 million to $483.0 million

•	Gross margin of 32.3 percent to 32.6 percent

•	SG&A expense (excludes amortization of intangible assets) of $108.0 to $109.5 million (includes $3.6 million in depreciation and $4.9 million in equity-based compensation expense)

•	Amortization of intangible assets of $6.2 million

•	Adjusted EBITDA of $55.0 million to $57.0 million

•	Effective tax rate of 41.6 percent

•	Adjusted income from continuing operations of $30.4 million to $31.6 million

•	Adjusted income from continuing operations per diluted share of $0.55 to $0.57

•	Income from continuing operations of $21.8 million to $23.0 million

•	Income from continuing operations per diluted share of $0.39 to $0.41

•	Diluted shares outstanding of 55.8 million

These estimates assume year-over-year revenue growth on a reported basis in excess of 10 percent for Apex, high teens for Oxford (low single digit on a pro forma basis), over 30 percent for Physician (low single digits on a pro forma basis) and mid-single digit growth for Life Sciences-Europe. Pro forma growth rates assume the acquisitions of CyberCoders (included in Oxford segment) and Whitaker Medical (included in Physician segment) occurred at the beginning of 2013. For the full year, we expect our earnings and Adjusted EBITDA to be within our previously announced estimates and expect revenues to be slightly (approximately 0.3 percent) below the low-end of our previously announced full year estimates.

Conference Call

On Assignment will hold a conference call today at 4:30 p.m. EDT to review its second quarter financial results. The dial-in number is 800-230-1096 (+1-651-224-7472 for callers outside the United States) and the conference ID number is 331961. Participants should dial in ten minutes before the call. A replay of the conference call will be available beginning today at 6:30 p.m. EDT and ending at 11:30 p.m. EDT on Wednesday, August 13, 2014. The access number for the replay is 800-475-6701 (+1-320-365-3844 for callers outside the United States) and the conference ID number 331961.

This call is being webcast by Thomson/CCBN and can be accessed via On Assignment's web site at www.onassignment.com. Individual investors can also listen at Thomson/CCBN's site at www.fulldisclosure.com or by visiting any of the investor sites in Thomson/CCBN's Individual Investor Network.

About On Assignment

On Assignment, Inc. (NYSE: ASGN), is a leading global provider of in-demand, skilled professionals in the growing technology, healthcare and life sciences sectors, where quality people are the key to success. The Company goes beyond matching résumés with job descriptions to match people they know into positions they understand for temporary, contract-to-hire, and direct hire assignments. Clients recognize On Assignment for our quality candidates, quick response, and successful assignments. Professionals think of On Assignment as career-building partners with the depth and breadth of experience to help them reach their goals.

On Assignment was founded in 1985 and went public in 1992. The Company, which is headquartered in Calabasas, California, operates through a network of branch offices throughout the United States, Canada, United Kingdom, Netherlands, Ireland and Belgium. To learn more, visit http://www.onassignment.com.

Reasons for Presentation of Non-GAAP Financial Measures

Statements in this release and the Supplemental Financial Information accompanying include non-GAAP financial measures. Such information is provided as additional information, not as an alternative to our consolidated financial statements presented in accordance with GAAP, and is intended to enhance an overall understanding of our current financial performance. The Supplemental Financial Information sets forth financial measures reviewed by our management to evaluate our operating performance. Such measures also are used to determine a portion of the compensation for some of our executives and employees. We believe the non-GAAP financial measures provide useful information to management, investors and prospective investors by excluding certain charges and other amounts that we believe are not indicative of our core operating results. These non-GAAP measures are included to provide management, our investors and prospective investors with an alternative method for assessing our operating results in a manner that is focused on the performance of our ongoing operations and to provide a more consistent basis for comparison between quarters. One of the non-GAAP financial measures presented is EBITDA (earnings before interest, taxes, depreciation, and amortization of intangible assets), other terms include Adjusted EBITDA (EBITDA plus equity-based compensation expense, impairment charges, write-off of loan costs, and acquisition, integration and strategic planning expenses) and Non-GAAP Income from continuing operations (Income from continuing operations, plus write-off of loan costs, and acquisition, integration and strategic planning expenses, net of tax) and Adjusted income from continuing operations and related per share amounts. These terms might not be calculated in the same manner as, and thus might not be comparable to, similarly titled measures reported by other companies. The financial statement tables that accompany this press release include reconciliation of each non-GAAP financial measure to the most directly comparable GAAP financial measure.

Safe Harbor

Certain statements made in this news release are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and involve a high degree of risk and uncertainty. Forward-looking statements include statements regarding the Company's anticipated financial and operating performance in 2014. All statements in this release, other than those setting forth strictly historical information, are forward-looking statements. Forward-looking statements are not guarantees of future performance, and actual results might differ materially. In particular, the Company makes no assurances that the estimates of revenues, gross margin, SG&A, Adjusted EBITDA, income from continuing operations, adjusted income from continuing operations, earnings per share or earnings per diluted share set forth above will be achieved. Factors that could cause or contribute to such differences include actual demand for our services, our ability to attract, train and retain qualified staffing consultants, our ability to remain competitive in obtaining and retaining temporary staffing clients, the availability of qualified temporary professionals, management of our growth, continued performance of our enterprise-wide information systems, our ability to manage our potential or actual litigation matters, the successful integration of our recently acquired subsidiaries, the successful implementation of our five-year strategic plan, and other risks detailed from time to time in our reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2013, as filed with the SEC on March 3, 2014 and our Form 10-Q for the quarterly period ended March 31, 2014 as file with the SEC on May 9, 2014. We specifically disclaim any intention or duty to update any forward-looking statements contained in this news release.

SUMMARY CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)
(In thousands, except per share amounts)

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2014	2013 (1)	2014	2014	2013(1)

Revenues	$468,618	$407,864	$439,274	$907,892	$786,908
Cost of services	315,891	286,532	301,686	617,577	555,465
Gross profit	152,727	121,332	137,588	290,315	231,443
Selling, general and administrative expenses	107,923	84,282	104,134	212,057	166,159
Amortization of intangible assets	6,156	5,275	6,172	12,328	10,654
Operating income	38,648	31,775	27,282	65,930	54,630
Interest expense, net	(3,103)	(4,081)	(3,328)	(6,431)	(9,177)
Write-off of loan costs	—	(14,958)	—	—	(14,958)
Income before income taxes	35,545	12,736	23,954	59,499	30,495
Provision for income taxes	14,846	5,493	9,906	24,752	13,036
Income from continuing operations	20,699	7,243	14,048	34,747	17,459
Gain on sale of discontinued operations, net of tax	—	—	—	—	14,412
Income (loss) from discontinued operations, net of tax	90	96	(131)	(41)	81
Net income	$20,789	$7,339	$13,917	$34,706	$31,952

Basic earnings per common share:
Income from continuing operations	$0.38	$0.14	$0.26	$0.64	$0.33
Income (loss) from discontinued operations	—	—	—	—	0.27
	$0.38	$0.14	$0.26	$0.64	$0.60

Diluted earnings per common share:
Income from continuing operations	$0.38	$0.13	$0.26	$0.63	$0.32
Income (loss) from discontinued operations	—	0.01	(0.01)	—	0.27
	$0.38	$0.14	$0.25	$0.63	$0.59

Number of shares and share equivalents used to calculate earnings per share:
Basic	54,372	53,378	54,104	54,239	53,213
Diluted	55,173	54,327	54,975	55,098	54,222

______
(1) Amounts differ from the previously reported numbers on our Form 10-Q for the periods ended June 30, 2013, due to the retrospective presentation of discontinued operations related to the sale of our Allied Healthcare division in December 2013.

SUPPLEMENTAL SEGMENT FINANCIAL INFORMATION(1) (Unaudited)
(In thousands)

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2014	2013 (2)	2014	2014	2013 (2)
Revenues:
Apex	$297,893	$262,347	$278,408	$576,301	$502,112
Oxford	126,004	109,153	117,500	243,504	211,841
Physician	33,657	26,466	31,791	65,448	52,768
Life Sciences Europe	11,064	9,898	11,575	22,639	20,187
	$468,618	$407,864	$439,274	$907,892	$786,908

Gross profit:
Apex	$84,677	$72,912	$75,506	$160,183	$136,893
Oxford	53,611	37,122	49,026	102,637	71,937
Physician	10,298	7,640	8,838	19,136	15,123
Life Sciences Europe	4,141	3,658	4,218	8,359	7,490
	$152,727	$121,332	$137,588	$290,315	$231,443

______
(1) The segments reported above reflect the new segment realignment resulting from the operational changes that occurred in the first quarter of 2014. As a result of this realignment, Apex now includes Lab Support US (that was formerly part of our Life Sciences Segment), Oxford now includes our Clinical Research division (that was formerly part of our Life Sciences Segment) and the European Life Sciences unit (that was formerly part of our Life Sciences Segment) is now reported as Life Sciences Europe. In addition, as reported in the fourth quarter of 2013, Oxford also includes our Health Information Management unit and CyberCoders. Our quarterly and full year historical segment data for 2012 and 2013 have been restated to conform to this configuration, which are included in an Appendix to our Analysts’ Day presentation that is included on our website.

(2) Amounts differ from the previously reported numbers on our Form 10-Q for the periods ended June 30, 2013, due to the retrospective presentation of discontinued operations related to the sale of our Allied Healthcare division in December 2013.

SELECTED CASH FLOW INFORMATION (Unaudited)
(In thousands)

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2014	2013	2014	2014	2013
Cash provided by (used in) operations	$29,330	$26,752	$(4,321)	$25,009	$30,327
Capital expenditures	$5,618	$4,543	$4,020	$9,638	$7,328

SELECTED CONSOLIDATED BALANCE SHEET DATA (Unaudited)
(In thousands)

	June 30,	March 31,
	2014	2014
Cash and cash equivalents	$30,753	$23,394
Accounts receivable, net	295,935	277,553
Goodwill and intangible assets, net	851,055	857,507
Total assets	1,275,579	1,254,404
Current portion of long-term debt	18,250	18,250
Total current liabilities	170,558	157,168
Working capital	203,115	190,463
Long-term debt	358,500	375,563
Other long-term liabilities	61,261	61,159
Stockholders’ equity	685,260	660,514

RECONCILIATION OF GAAP INCOME FROM CONTINUING OPERATIONS AND EARNINGS PER DILUTED SHARE TO NON-GAAP ADJUSTED EBITDA AND ADJUSTED EBITDA PER DILUTED SHARE (Unaudited)
(In thousands, except per share amounts)

	Three Months Ended
	June 30,
	2014		2013 (1)		March 31, 2014
Net income	$20,789	$0.38	$7,339	$0.14	$13,917	$0.25
Income (loss) from discontinued operations, net of tax	90	—	96	0.01	(131)	(0.01)
Income from continuing operations	20,699	0.38	7,243	0.13	14,048	0.26
Interest expense, net	3,103	0.05	4,081	0.08	3,328	0.06
Write-off of loan costs	—	—	14,958	0.28	—	—
Provision for income taxes	14,846	0.27	5,493	0.10	9,906	0.18
Depreciation	3,348	0.06	1,889	0.03	2,787	0.05
Amortization of intangible assets	6,156	0.11	5,275	0.10	6,172	0.11
EBITDA	48,152	0.87	38,939	0.72	36,241	0.66
Equity-based compensation	4,095	0.08	3,458	0.06	3,190	0.06
Acquisition, integration and strategic planning expenses	2,145	0.04	656	0.01	775	0.01
Adjusted EBITDA	$54,392	$0.99	$43,053	$0.79	$40,206	$0.73

Weighted average common and common equivalent shares outstanding (diluted)	55,173		54,327		54,975

	Six Months Ended June 30,
	2014		2013 (1)
Net income	$34,706	$0.63	$31,952	$0.59
Income (loss) from discontinued operations, net of tax	(41)	—	14,493	0.27
Income from continuing operations	34,747	0.63	17,459	0.32
Interest expense, net	6,431	0.12	9,177	0.16
Write-off of loan costs	—	—	14,958	0.28
Provision for income taxes	24,752	0.45	13,036	0.24
Depreciation	6,135	0.11	3,719	0.07
Amortization of intangible assets	12,328	0.22	10,654	0.20
EBITDA	84,393	1.53	69,003	1.27
Equity-based compensation	7,285	0.14	5,980	0.12
Acquisition, integration and strategic planning expenses	2,920	0.05	1,274	0.02
Adjusted EBITDA	$94,598	$1.72	$76,257	$1.41

Weighted average common and common equivalent shares outstanding (diluted)	55,098		54,222
______
(1) Amounts differ from the previously reported numbers on our Form 10-Q for the periods ended June 30, 2013, due to the retrospective presentation of discontinued operations related to the sale of our Allied Healthcare division in December 2013.

RECONCILIATION OF GAAP INCOME AND DILUTED EPS TO NON-GAAP INCOME AND DILUTED EPS (Unaudited)
(In thousands, except per share amounts)

	Three Months Ended
	June 30,				March 31,
	2014		2013 (1)		2014
Net income	$20,789	$0.38	$7,339	$0.14	$13,917	$0.25
Income (loss) from discontinued operations, net of tax	90	—	96	0.01	(131)	(0.01)
Income from continuing operations	20,699	0.38	7,243	0.13	14,048	0.26
Write-off of loan costs related to refinancing, net of income taxes	—	—	9,181	0.17	—	—
Acquisition, integration and strategic planning expenses, net of income taxes	1,308	0.02	392	0.01	455	—
Non-GAAP income from continuing operations	$22,007	$0.40	$16,816	$0.31	$14,503	$0.26

Weighted average common and common equivalent shares outstanding (diluted)	55,173		54,327		54,975

	Six Months Ended June 30,
	2014		2013 (1)
Net income	$34,706	$0.63	$31,952	$0.59
Income (loss) from discontinued operations, net of tax	(41)	—	14,493	0.27
Income from continuing operations	34,747	0.63	17,459	0.32
Write-off of loan costs related to refinancing, net of income taxes	—	—	9,181	0.17
Acquisition, integration and strategic planning expenses, net of income taxes	1,763	0.03	766	0.02
Non-GAAP income from continuing operations	$36,510	$0.66	$27,406	$0.51

Weighted average common and common equivalent shares outstanding (diluted)	55,098		54,222

_____
(1) Amounts differ from the previously reported numbers on our Form 10-Q for the periods ended June 30, 2013, due to the retrospective presentation of discontinued operations related to the sale of our Allied Healthcare division in December 2013.

CALCULATION OF ADJUSTED EARNINGS PER DILUTED SHARE (Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,
	2014	2013	2014	2013
Non-GAAP income from continuing operations (1)	$22,007	$16,816	$36,510	$27,406
Adjustments:
Amortization of intangible assets (2)	6,156	5,275	12,328	10,654
Cash tax savings on indefinite-lived intangible assets (3)	4,025	3,850	8,050	7,700
Excess of capital expenditures over depreciation, net of tax (4)	(1,025)	(1,050)	(2,050)	(2,100)
Income taxes on amortization for financial reporting purposes not deductible for income tax purposes (5)	(531)	—	(1,062)	—
Adjusted income from continuing operations	$30,632	$24,891	$53,776	$43,660

Adjusted earnings per diluted share from continuing operations	$0.56	$0.46	$0.98	$0.81

Weighted average common and common equivalent shares outstanding (diluted)	55,173	54,327	55,098	54,222

______

(1)	Non-GAAP income from continuing operations as calculated on preceding page. Non-GAAP income from continuing operations excludes acquisition, integration and strategic planning expenses.

(2)	Amortization of intangible assets of acquired businesses.

(3)
Income tax benefit (using 39 percent marginal tax rate) from amortization for income tax purposes of certain indefinite-lived intangible assets (goodwill and trademarks), on acquisitions in which the Company received a step-up tax basis. For income tax purposes, these assets are amortized on a straight-line basis over 15 years. For financial reporting purposes, these assets are not amortized and a deferred tax provision is recorded that fully offsets the cash tax benefit in the determination of net income.

(4)
Excess capital expenditures over depreciation is equal to one-quarter of the estimated full year difference between capital expenditures less depreciation, tax affected using an estimated marginal combined federal and state tax rate of 39 percent.

(5)
Income taxes (assuming a 39 percent marginal rate) on the portion of amortization of intangible assets, which are not deductible for income tax purposes (mainly amortization associated with the CyberCoders acquisition that the Company was not able to step-up the tax basis in those acquired assets for tax purposes).

SUPPLEMENTAL FINANCIAL AND OPERATING DATA(1) (Unaudited)
(Dollars in thousands)

	Apex	Oxford	Physician	Life Sciences Europe	Consolidated
Revenues:
Q2 2014	$297,893	$126,004	$33,657	$11,064	$468,618
Q1 2014	$278,408	$117,500	$31,791	$11,575	$439,274
% Sequential change	7.0%	7.2%	5.9%	(4.4)%	6.7%
Q2 2013	$262,347	$109,153	$26,466	$9,898	$407,864
% Year-over-year change	13.5%	15.4%	27.2%	11.8%	14.9%

Direct hire and conversion revenues:
Q2 2014	$3,989	$17,228	$744	$775	$22,736
Q1 2014	$3,682	$15,027	$741	$862	$20,312
Q2 2013	$2,968	$1,789	$632	$823	$6,212

Gross margins:
Q2 2014	28.4%	42.5%	30.6%	37.4%	32.6%
Q1 2014	27.1%	41.7%	27.8%	36.4%	31.3%
Q2 2013	27.8%	34.0%	28.9%	37.0%	29.7%

Average number of staffing consultants:
Q2 2014	835	804	149	50	1,838
Q1 2014	818	796	148	53	1,815
Q2 2013	777	571	100	69	1,517

Average number of customers:
Q2 2014	1,431	864	268	141	2,704
Q1 2014	1,375	849	269	136	2,629
Q2 2013	1,331	770	177	147	2,425

Top 10 customers as a percentage of revenue:
Q2 2014	29.7%	13.2%	19.4%	57.8%	18.9%
Q1 2014	30.6%	13.8%	19.4%	56.1%	19.4%
Q2 2013	30.3%	18.9%	22.3%	62.8%	19.8%

Average bill rate:
Q2 2014	$54.16	$112.34	$173.67	$54.89	$65.55
Q1 2014	$53.89	$110.55	$173.29	$53.66	$64.87
Q2 2013	$54.26	$118.25	$183.95	$53.57	$66.54

Gross profit per staffing consultant:
Q2 2014	$101,000	$67,000	$69,000	$83,000	$83,000
Q1 2014	$92,000	$62,000	$60,000	$80,000	$76,000
Q2 2013	$94,000	$65,000	$77,000	$53,000	$80,000
_____
(1) The segments reported above reflect the new segment realignment resulting from the operational changes that occurred in the first quarter of 2014. As a result of this realignment, Apex now includes Lab Support US (that was formerly part of our Life Sciences Segment), Oxford now includes our Clinical Research division (that was formerly part of our Life Sciences Segment) and the European Life Sciences unit (that was formerly part of our Life Sciences Segment) is now reported as Life Sciences Europe. In addition, as reported in the fourth quarter of 2013, Oxford also includes our Health Information Management unit and CyberCoders. Our quarterly and full year historical segment data for 2012 and 2013 have been restated to conform to this configuration, which are included in an Appendix to our Analysts’ Day presentation that is included on our website.

SUPPLEMENTAL FINANCIAL INFORMATION – KEY METRICS (Unaudited)

	Three Months Ended
	June 30, 2014	March 31, 2014
Percentage of revenues:
Top ten clients	18.9%	19.4%
Direct hire/conversion	4.9%	4.6%

Bill rate:
% Sequential change	1.0%	1.2%
% Year-over-year change	(1.5%)	(1.5%)

Bill/Pay spread:
% Sequential change	2.8%	0.8%
% Year-over-year change	0.7%	(1.0%)

Average headcount:
Contract professionals (CP)	12,737	12,454
Staffing consultants (SC)	1,838	1,815

Productivity:
Gross profit per SC	$83,000	$76,000